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                                                                   EXHIBIT 4.1.2

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                       REPRESENTATIVE'S WARRANT AGREEMENT


                                 by and between


                   AMERICAN AIRCARRIERS SUPPORT, INCORPORATED



                                      and


                          CRUTTENDEN ROTH INCORPORATED


                            -----------------------





                                April ___, 1998





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                       REPRESENTATIVE'S WARRANT AGREEMENT

         THIS REPRESENTATIVE'S WARRANT AGREEMENT (the "Agreement") is dated as of April _____, 1998 and entered into by and between AMERICAN AIRCARRIERS SUPPORT, INCORPORATED, a Delaware corporation (the "Company"), and CRUTTENDEN ROTH INCORPORATED (the "Warrantholder").

         The Company hereby issues and sells, and the Warrantholder hereby purchases, for the price of $0.001 per warrant, warrants, as hereinafter described, to purchase up to an aggregate of 200,000 shares (the "Warrant Shares") of the Company's Common Stock, $0.001 par value per share (the "Common Stock"), in connection with the initial public offering (the "Public Offering") by the Company of 2,000,000 Shares of Common Stock pursuant to an Underwriting Agreement dated as of March ____, 1998 (the "Underwriting Agreement") between the Company and the Warrantholder, as Representative of the several Underwriters named in the Underwriting Agreement. The purchase and sale of the Warrants shall occur on the Closing Date, as that term is defined in the Underwriting Agreement, and be subject to the conditions to the Underwriters' obligations to purchase the Common Stock thereunder and the performance of such obligations by the Underwriters.

         In consideration of the foregoing and for the purpose of defining the terms and provisions of the Warrants and the respective rights and obligations thereunder, the Company and the Warrantholder, for value received, hereby agree as follows:

         1.      TRANSFERABILITY OF WARRANTS.

                 1.1 Registration. The Warrants shall be numbered and shall be registered on the books of the Company when issued.

                 1.2 Transfer. The Warrants shall be transferable only on the books of the Company maintained at its principal office in Fort Mill, South Carolina or wherever its principal office may then be located, upon delivery thereof duly endorsed by the Warrantholder or by its duly authorized attorney or representative, accompanied by proper evidence of succession, assignment or authority to transfer. Upon any registration of transfer, the Company shall execute and deliver a new certificate evidencing the Warrants to the person entitled thereto and the surrendered Warrants shall be canceled by the Company. Canceled Warrants shall be disposed of by the Company in a manner satisfactory to the Company.

                  1.3 Limitations on Transfer of the Warrants. Subject to the provisions of Section 11 hereto, the Warrants shall not be sold, transferred, assigned or hypothecated by the Warrantholder until April ___, 1999, except to (i) one or more persons, each of whom on the date of transfer is an officer or partner of the Warrantholder; (ii) a successor to the Warrantholder in a merger or consolidation; (iii) a purchaser of all or substantially all of the Warrantholder's assets; or (iv) any person receiving the Warrants from one or more of the persons listed in this Section 1.3 at such person's or persons' death pursuant to will, trust or the laws of intestate succession. The Warrants may be divided or combined, upon request to the Company by the Warrantholder, into a certificate or certificates representing the right to purchase the same aggregate number of Warrant Shares. Unless the context indicates otherwise, the term "Warrantholder" shall include any transferee or transferees of the Warrants pursuant to this Section 1.3,





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and the term "Warrants" shall include any and all warrants outstanding pursuant to this Agreement, including those evidenced by a certificate or certificates issued upon division, exchange, substitution or transfer pursuant to this Agreement.

                  1.4 Warrants. The number of Warrant Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events, all as hereinafter provided. The Warrants shall be executed on behalf of the Company by its President or by a Vice President, attested to by its Secretary or an Assistant Secretary, and if none, then by its Chief Financial Officer. A Warrant bearing the signature of an individual who was at any time the proper officer of the Company shall bind the Company, notwithstanding that such individual shall have ceased to hold such office prior to the delivery of such Warrant or did not hold such office on the date of this Agreement. The Warrants shall be dated as of the date of signature thereof by the Company either upon initial issuance or upon division, exchange, substitution or transfer.

                           1.4.1  Legend on Warrant Shares.  Each certificate
for Warrant Shares initially issued upon exercise of the Warrants shall bear the following legend, unless, at the time of exercise, such Warrant Shares are subject to a currently effective Registration Statement under (as that term is defined in Section 11.1) the Securities Act of 1933, as amended (the "1933 Act"):

         "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, EXCHANGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN ANY MANNER EXCEPT IN COMPLIANCE WITH SECTION 11 OF THE REPRESENTATIVE'S WARRANT AGREEMENT DATED APRIL ____, 1998, PURSUANT TO WHICH THEY WERE ISSUED."

          Any certificate issued at any time in exchange or substitution for any certificate bearing such legend (except a new certificate issued upon completion of a public distribution pursuant to a Registration Statement under the 1933 Act, of the securities represented thereby) shall also bear the above legend unless, in the opinion of the Company's counsel, the securities represented thereby need no longer be subject to such restrictions.

          2. EXCHANGE OF WARRANT CERTIFICATE. Any Warrant certificate may be exchanged for another certificate or certificates entitling the Warrantholder to purchase a like aggregate number of Warrant Shares as the certificate or certificates surrendered entitled the Warrantholder to purchase. The Warrantholder desiring to exchange a Warrant certificate shall make such request in writing delivered to the Company, and shall surrender, properly endorsed, with signatures guaranteed, the certificate evidencing the Warrant to be so exchanged. Thereupon, the Company shall execute and deliver to the Warrantholder entitled thereto a new Warrant certificate as so requested.





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          3.     TERM OF WARRANTS; EXERCISE OF WARRANTS.

                 3.1 Term; termination Date. Subject to the terms of this Agreement, the Warrantholder shall have the right to exercise the Warrants as set forth herein, at any time during the period commencing at 9:00 a.m., Los Angeles, California time on April ____, 1998 and ending at 5:00 p.m. Los Angeles, California time, on April ____, 2004 (the "Termination Date"), to purchase from the Company up to the number of fully-paid and nonassessable Warrant Shares to which the Warrantholder may at the time be entitled to purchase pursuant to this Agreement, upon surrender to the Company, at its principal office, or at the office of the Company's transfer agent, of the certificate evidencing the Warrants to be exercised, together with a copy of the purchase form attached hereto (the "Purchase Form") duly completed and signed, with signatures guaranteed, and upon payment to the Company of the Warrant Price (as defined in and determined in accordance with the provisions of this Section 3 and Sections 7 and 8 hereof), for the number of Warrant Shares in respect of which such Warrants are then exercised, but in no event for less than one hundred (100) Warrant Shares (unless fewer than an aggregate of one hundred (100) Warrant Shares are then purchasable under all outstanding Warrants held by the Warrantholder).

                 3.2 Exercise Methods. Payment of the Warrant Price (as that term is defined in Section 7 below) may be made in the manner provided below in this Section 3.2 for the number of Warrant Shares specified in the attached Purchase Form. The Warrantholder may make payment of the Warrant Price, in his, her or its sole discretion, by (i) the payment of cash in the amount of the Warrant Price multiplied by the number of Warrant Shares being purchased in connection with such exercise; (ii) the cancellation of indebtedness, if any, owing by the Company to the Warrantholder in the amount of the Warrant Price multiplied by the number of Warrant Shares being purchased in connection with such exercise; (iii) surrendering to the Company shares of the Company's Common Stock owned by the Warrantholder and having a Current Market Price (as determined in accordance with Section 9 below) equal to the Warrant Price multiplied by the number of shares being purchased in connection with such exercise; (iv) surrendering to the Company the right to acquire a number of Warrant Shares such that the aggregate Current Market Price of such surrendered Warrant Shares equals the Warrant Price multiplied by the total number of Warrant Shares desired to be exercised by the Warrantholder (which type of cashless exercise shall be referred to herein as an "Appreciation Currency" exercise (as that term is defined in Section 3.3 below)); (v) a same day sale brokered exercise; (vi) a margined exercise; (vii) the issuance of a nonrecourse promissory note (which can be made recourse at any time at the Warrantholder's option) in the amount of the Warrant Price multiplied by the number of Warrant Shares being purchased in connection with such exercise and secured by the Warrant Shares being purchased (or other collateral of sufficient value specified or substituted by the Warrantholder) and payable one
(1) year from the date of such promissory note, if not prepaid earlier, and bearing interest at the statutory rate applicable on the date of the promissory note under the Internal Revenue Code of 1986, as amended, with such interest payable quarterly in cash or in shares of the Company's Common Stock valued in accordance with Section 9 hereof; or (viii) any combination of the foregoing exercise methods. If the Warrants should be exercised only in part, the Company shall, if the Warrants are surrendered for cancellation, execute and deliver a new Warrant certificate of the same tenor evidencing the right of the Warrantholder to purchase the balance of the Warrant Shares purchasable hereunder upon the same terms and conditions as herein set forth. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of the Warrants, the Company, at its cost and expense, shall execute and deliver in lieu of the Warrants, new warrants of like tenor and amount. Upon receipt by the Company or its transfer agent of a Purchase Form in proper form for exercise, and (except in the case of an exercise pursuant to clauses (iii) or (iv) above of this Section 3.2) accompanied by payment as herein provided, the Warrantholder shall be deemed to be the holder of record of the Warrant Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that





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certificates representing such Warrant Shares shall not then be actually delivered to the Warrantholder. If the Warrantholder elects to use either of the exercise methods described in clauses (iii) or (iv) of this Section 3.2, the number of Warrant Shares issuable upon such exercise shall be based on the determination, as of the date of the Purchase Form relating to such exercise, of the Current Market Price of the Company's Common Stock issuable upon such exercise as determined in accordance with Section 9 below.

                 Upon payment of such Warrant Price as set forth hereinabove, the Company shall issue and cause to be delivered with all reasonable dispatch to or upon the written order of the Warrantholder and in the name or names of the Warrantholder or, subject to compliance with the provisions of Section 11.1 hereof, in such name or names as the Warrantholder may designate, a certificate or certificates for the number of full Warrant Shares so purchased upon the exercise of the Warrant, together with cash, as provided in Section 9 hereof, in respect of any fractional Warrant Shares otherwise issuable upon such surrender. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such securities as of the date of surrender of the Warrants and payment of the Warrant Price, as aforesaid. The Warrants shall be exercisable, at the election of the Warrantholder, either in full or from time to time in part and, in the event that a certificate evidencing the Warrants is exercised in respect of less than all of the Warrant Shares specified therein at any time prior to the Termination Date, a new certificate evidencing the remaining portion of the Warrants will promptly be issued by the Company.

                 3.3 Appreciation Currency. As used herein, "Appreciation Currency" shall mean the consideration given by the surrender of Warrants in exchange for Warrant Shares. The number of Warrant Shares to which the holder shall be entitled upon such surrender of Warrants shall be determined by applying the following formula: WS=NWS$ x [(CMP$-WP$)/CMP$], where:

                          "WS" is the number of Warrant Shares to which the
holder shall be entitled upon  surrender of Warrants;

                          "NWS$" is the number of Warrant Shares that would be
received if the Warrants surrendered were instead exercised for cash;

                          "CMP$" is the Current Market Price (as defined in
Section 9 hereof) per share of Common Stock; and

                          "WP$" is the Warrant Price (as defined in Section 7
hereof) as adjusted and readjusted as set forth in Section 8 hereof.

         4. PAYMENT OF TAXES. The Company will pay all documentary stamp taxes, if any, attributable to the initial issuance of the Warrants or the securities comprising the Warrant Shares; provided, however, that the Company shall not be required to pay any tax or taxes that may be payable (i) in respect of any secondary transfer of the Warrants or the securities comprising the Warrant Shares; or (ii) as a result of the issuance of Warrant Shares to any person or entity, other than Cruttenden Roth Incorporated. The Company shall not be required to issue or deliver any certificate for any Warrant Shares unless and until the person or entity requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have produced evidence that such tax has been paid to the appropriate taxing authority.





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         5.      MUTILATED OR MISSING WARRANTS.  In case the certificate or certificates evidencing the Warrants shall be mutilated, lost, stolen or destroyed, the Company shall, at the request of the Warrantholder, issue and deliver in exchange and substitution for and upon cancellation of the mutilated certificate or certificates, or in lieu of and in substitution for the certificate or certificates that have been lost, stolen or destroyed, a new Warrant certificate or certificates of like tenor and representing an equivalent right or interest, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant and a bond of indemnity, if requested, also satisfactory in form and amount, and issued at the applicant's cost and expense. Any such applicant for a substitute Warrant certificate shall also comply with such other reasonable regulations and pay such other reasonable charges as the Company may prescribe in writing.

         6. RESERVATION OF WARRANT SHARES. There has been reserved, and the Company shall at all times keep reserved so long as the Warrants remain outstanding, out of its authorized Common Stock, such number of shares of Common Stock as shall be subject to purchase under the Warrants. The Company will supply every transfer agent for the Common Stock and other securities of the Company issuable upon the exercise of the Warrants with duly executed stock and other certificates, as appropriate, for such purpose and will provide or otherwise make available any cash that may be payable as provided in Section 9 hereof.

         7. WARRANT PRICE. The price per share at which Warrant Shares shall be purchasable by the Warrantholder upon the exercise of the Warrants (the "Warrant Price") shall be ______ Dollars and ____/No ($________ ), subject to further adjustment pursuant to Section 8 hereof.

         8. ADJUSTMENT OF NUMBER OF WARRANT SHARES. The number and kind of securities purchasable upon the exercise of the Warrants and the Warrant Price shall be subject to adjustment from time to time upon the happening of certain events, as follows:

                 8.1 Adjustments. The number of Warrant Shares purchasable upon the exercise of the Warrants shall be subject to adjustment as follows: In case the Company shall (i) pay a dividend in Common Stock or make a distribution in Common Stock; (ii) subdivide its outstanding Common Stock;
(iii) combine its outstanding Common Stock into a smaller number of shares of Common Stock; or (iv) issue by reclassification of its Common Stock other securities of the Company, then the Warrant Price and the number of Warrant Shares purchasable upon exercise of the Warrants immediately prior thereto shall be proportionately adjusted so that the Warrantholder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company that he, she or it would have owned or would have been entitled to receive immediately after the happening of any of the events described above, had the Warrants been exercised at the Warrant Price immediately prior to the happening of such event or any record date with respect thereto, whichever is earlier. Any adjustment made pursuant to this Section 8.1 shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event. For the purpose of this Section 8.1, the term "Common Stock" shall mean (i) the class of stock designated as the Common Stock of the Company at the date of this Agreement; or (ii) any other class of stock resulting from successive changes in or reclassifications of such Common Stock consisting solely of changes in its par value, or changes from par value to no par value, or changes from no par value to par value.





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                 8.2      No Adjustment for Dividends.  Except as provided in
Section 8.1 hereof, no adjustment in respect of any dividends or distributions out of earnings shall be made during the term of the Warrants or upon the exercise of the Warrants.

                 8.3 Certificate of Adjustment. Whenever the number of Warrant Shares purchasable upon the exercise of the Warrants is adjusted as herein provided, the Company shall cause to be promptly prepared and mailed to the Warrantholder by first class mail, postage prepaid, notice of such adjustment and a certificate of the Chief Financial Officer of the Company setting forth the number of Warrant Shares purchasable upon the exercise of the Warrants after such adjustment, a brief statement of the facts requiring such adjustment and the computation by which such adjustment was made; provided, however, that such a notice of adjustment and certificate shall only be required for adjustments that result in a change in the Warrant Price or in the number of Warrant Shares purchasable upon exercise of the Warrants of five percent (5%) or more.

                 8.4 Preservation of Purchase Rights upon Reclassification, Consolidation, etc. In case of any consolidation of the Company with or merger of the Company into another corporation or company or in case of any sale or conveyance to another corporation or company of the property, assets or business of the Company as an entirety or substantially as an entirety, the Company or such successor or purchasing corporation or company, as the case may be, shall execute with the Warrantholder an agreement that the Warrantholder shall have the right thereafter, upon payment of the Warrant Price in effect immediately prior to such action, to purchase, upon exercise of the Warrants, the kind and number of Warrant Shares and other securities and property that the Warrantholder would have owned or have been entitled to receive after the happening of such consolidation, merger, sale or conveyance had the Warrants been exercised immediately prior to such action.
In the event of a merger described in Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, in which the Company is the surviving corporation, the right to purchase Warrant Shares under the Warrants shall terminate on the date of such merger and thereupon the Warrants shall become null and void, but only if the controlling corporation shall agree to substitute for the Warrants its warrant entitling the holder thereof to purchase upon its exercise the kind and amount of Warrant Shares and other securities and property that the Warrantholder would have owned or been entitled to receive had the Warrants been exercised immediately prior to such merger. Any such agreements referred to in this Section 8.4 shall provide for adjustments, which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 8.1 hereof. The provisions of this Section
8.4 shall similarly apply to successive consolidations, mergers, sales or conveyances.

                 8.5 Par Value of Warrant Shares. Before taking any action that would cause an adjustment effectively reducing the portion of the Warrant Price allocable to each Warrant Share below the then par value per share of the Common Stock issuable upon exercise of the Warrants, the Company will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully-paid and nonassessable Common Stock upon exercise of the Warrants.

                 8.6 Independent Public Accountants. The Company may retain a firm of independent public accountants of recognized national standing (which may be any such firm regularly employed by the Company) to make any computation required under this Section 8.





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                 8.7      Statement on Warrant Certificates.  Irrespective of
any adjustments in the number of securities issuable upon exercise of the Warrants, Warrant certificates theretofore or thereafter issued may continue to express the same number of securities as are stated in the Warrant certificates initially issuable pursuant to this Agreement. However, the Company may, at any time, make any change in the form of Warrant certificate that it may deem appropriate and that does not affect the substance thereof; and any Warrant certificate thereafter issued, whether upon registration of transfer of, or in exchange or substitution for, an outstanding Warrant certificate, may be issued in the form so changed.

         9. FRACTIONAL INTERESTS; CURRENT MARKET PRICE. The Company shall not be required to issue fractional Warrant Shares upon the exercise of the Warrants. If any fraction of a Warrant Share would, except for the provisions of this Section 9, be issuable upon the exercise of the Warrants (or any portion thereof), the Company shall pay an amount in cash equal to the then Current Market Price (as that term is defined below) per share of Common Stock multiplied by such fraction. For purposes of this Agreement, the term "Current Market Price" shall mean (i) if the Common Stock is traded in the over-the-counter market and not on the Nasdaq National Market System nor on any national securities exchange, the average of the per share closing bid price on the twenty (20) consecutive trading days immediately preceding the date in question, as reported by the Nasdaq SmallCap Market (or an equivalent generally accepted reporting service if quotations are not reported on the Nasdaq SmallCap Market); or (ii) if the Common Stock is traded on the Nasdaq National Market System or on a national securities exchange, the average for the twenty
(20) consecutive trading days immediately preceding the date in question of the daily per share closing prices on the Nasdaq National Market System or on the principal stock exchange on which the Common Stock is listed, as the case may be. For purposes of clause (i) above, if trading in the Common Stock is not reported by the Nasdaq SmallCap Market, the applicable bid price referred to in said clause (i) shall be the lowest bid price as reported by the Nasdaq Electronic Bulletin Board or, if not reported thereon, as reported in the "pink sheets" published by National Quotation Bureau, Incorporated, and, if such securities are not so reported, shall be the price of a share of Common Stock determined by the Company's Board of Directors in good faith. The closing price referred to in clause (ii) above shall be the last reported sale price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case on the Nasdaq National Market System or on the national securities exchange on which the Common Stock is then listed.

         10. NO RIGHTS AS SHAREHOLDER; NOTICES TO WARRANTHOLDER. Nothing contained in this Agreement or in the Warrants shall be construed as conferring upon the Warrantholder or its transferees any rights as a shareholder of the Company, including the right to vote, receive dividends or other distributions, consent or receive notices as a shareholder in respect of any meeting of shareholders for the election of directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company. If, however, at any time prior to the expiration of the Warrants and prior to their exercise, any one or more of the following events shall occur:

                 10.1 any action that would require an adjustment pursuant to Section 8.1 hereof; or

                 10.2 a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger or sale of its property, assets and business as an entirety or substantially as an entirety) shall be proposed;





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
then the Company shall give notice in writing of such event to the Warrantholder, as provided in Section 14 hereof, at least fifteen (15) days prior to the date fixed as a record date or the date of closing the transfer books for the determination of the shareholder entitled to any relevant dividend, distribution, subscription rights or other rights or for the determination of shareholders entitled to vote on such proposed dissolution, liquidation or winding up. Such notice shall specify such record date or the date of closing the transfer books, as the case may be. The failure to give notice required by this Section 10 or any defect therein shall not affect the legality or validity of any dividend, distribution, right, dissolution, liquidation or winding up, or the vote upon any action.

         11.     RESTRICTIONS ON TRANSFER; REGISTRATION RIGHTS.

                 11.1 Written Notice. The Warrantholder agrees that prior to making any disposition of the Warrants or the Warrant Shares, including without limitation, to persons or entities identified in clauses (i) through
(iv), inclusive, of Section 1.3 hereof, other than pursuant to a registration statement or other notification or post- effective amendment thereto (herein, collectively, a "Registration Statement") filed by the Company with, and declared effective by, the United States Securities and Exchange Commission (the "Commission"), the Warrantholder shall give written notice to the Company describing briefly the manner in which any such proposed disposition is to be made and shall provide such other information as may reasonably be required by the Company to conclude that no Registration Statement under the 1933 Act or under applicable state "blue sky" laws, rules or regulations is required with respect to such disposition, and no such disposition shall be made if the Company has notified the Warrantholder in writing that in the opinion of counsel satisfactory to the Warrantholder a Registration Statement under the 1933 Act is required with respect to such disposition and no such Registration Statement has been filed by the Company with, and, to the extent required, declared effective by, the Commission.

                 11.2 "Piggy Back" Registration Rights. Whenever during the five (5) year period beginning on April ____, 1999 and ending on April ____, 2003, the Company proposes to file with the Commission a Registration Statement (other than as to securities issued pursuant to an employee benefit plan or as to a transaction subject to Rule 145 promulgated under the 1933 Act or for which a Form S-4 Registration Statement could be used), it shall, at least thirty (30) days prior to each such filing, give written notice of such proposed filing to the Warrantholder and each holder of Warrant Shares, at their respective addresses as they appear on the records of the Company, and shall offer to include and shall, on two (2) occasions only, include in such filing any proposed disposition of the Warrants and Warrant Shares upon receipt by the Company, not less than ten (10) days prior to the proposed filing date, of a request therefor setting forth the facts with respect to such proposed disposition and all other information with respect to such person or entity reasonably necessary to be included in such Registration Statement. In the event that the managing underwriter for said offering advises the Company in writing that the inclusion of such securities in the offering would be detrimental to the offering, such securities shall nevertheless be included in the Registration Statement as long as the Warrantholder and each holder of Warrants and Warrant Shares desiring to have such securities included in the Registration Statement agrees in writing, for a period of ninety (90) days following such offering, not to sell or otherwise dispose of such securities pursuant to such Registration Statement, which Registration Statement the Company shall keep effective for a period of at least nine (9) months following the expiration of such ninety (90) day period.

                          11.2.1  Demand Registration Rights.  In addition to
any Registration Statement pursuant to Section 11.2 above, at any time during the period the Warrants are exercisable, the Company





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
will, as promptly as practicable (but in any event within sixty (60) days), after written request (the "Request") by Cruttenden Roth Incorporated, or by a person(s) or entity(ies) holding (or having the right to acquire by virtue of holding the Warrants) at least fifty percent (50%) of the Warrant Shares that have been (or may be) issued upon exercise of the Warrants, prepare and file at its own cost and expense a Registration Statement with the Commission and appropriate state "blue sky" authorities sufficient to permit the public offering of the Warrants and Warrant Shares, and will use reasonable efforts at its own cost and expense through its officers, directors, auditors and counsel, in all matters necessary or advisable, to cause such Registration Statement to become effective as promptly as practicable and to maintain such effectiveness so as to permit resale of the Warrant Shares covered by the Request until the earlier of the time that all such Warrant Shares have been sold or the expiration of one hundred-twenty (120) days from the effective date of the Registration Statement; provided, however, that the Company shall only be obligated to file one (1) such Registration Statement under this Section 11.2.1.

                 11.3 Payment of Fees. All fees, disbursements and out-of-pocket expenses (other than Warrantholders' and holders' of Warrant Shares brokerage fees and commissions and legal fees of counsel to the Warrantholders and holders of Warrant Shares, if any) in connection with the filing of any Registration Statement under Section 11.2 hereof and in complying with applicable securities and state "blue sky" laws, rules and regulations shall be borne by the Company. The Company at its cost and expense will supply any Warrantholder and any holder of Warrant Shares with copies of such Registration Statement and the prospectus included therein and other related documents in such quantities as may be reasonably requested by the Warrantholder or holder of Warrant Shares.

                 11.4 No Obligation of File. The Company shall not be required by this Section 11 to file such Registration Statement if, in the opinion of counsel for the Warrantholder and holders of Warrant Shares and counsel for the Company (or, should they not agree, in the opinion of another counsel experienced in securities law matters acceptable to counsel for the Warrantholder, holders of Warrant Shares and the Company), the proposed public offering or other transfer as to which such Registration Statement is requested is exempt from applicable federal and state securities laws, rules, regulations and would result in unaffiliated purchasers or transferees obtaining securities that are not "restricted securities," as that term is defined in Rule 144 under the 1933 Act.

                 11.5     Regulation A Offerings.  The provisions of this
Section 11 and Section 12 hereof shall apply to the extent as provided herein if the Company chooses to file an Offering Statement under Regulation A promulgated under the 1933 Act.

                 11.6 Obligation to Keep Current. The Company agrees that until all Warrant Shares have been sold under a Registration Statement or pursuant to Rule 144 under the 1933 Act, it will use reasonable efforts to keep current the filing of all materials required to be filed with the Commission in order to permit the holders of Warrant Shares to sell the same under Rule 144.

         12.     INDEMNIFICATION.

                 12.1 By the Company. In the event of the filing of any Registration Statement with respect to the Warrant Shares pursuant to Section 11 hereof, the Company agrees to indemnify and hold harmless the Warrantholder or any holder of such Warrant Shares and each person or entity, if any, who controls the Warrantholder or any holder of such Warrant Shares within the meaning of the 1933 Act, against any losses, claims, damages or liabilities, joint or several (which shall, for all purposes of this Agreement, include, but not be limited to, all costs of defense and investigation and all reasonable attorneys' fees), to which the Warrantholder or any holder of such Warrant Shares or such controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such Registration Statement, or any related preliminary prospectus, final prospectus, or amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus or amendment or supplement thereto in reliance upon, and in conformity with, written information furnished to the Company by the Warrantholder or the holder of such Warrant Shares or any person or entity who controls the Warrantholder or any holder of such Warrant Shares within the meaning of the 1933 Act specifically for use in the preparation thereof. This indemnity will be in addition to any liability that the Company may otherwise have.

                 12.2 By the Warrantholder. The Warrantholder and the holders of the Warrant Shares agree that they will indemnify and hold harmless the Company, each other person or entity referred to in subparts (1), (2) and
(3) of Section 11(a) of the 1933 Act in respect of the Registration Statement and each person or entity, if any, who controls the Company within the meaning of the 1933 Act, against any losses, claims, damages or liabilities (which shall, for all purposes of this Agreement, include but not be limited to, all costs of defense and investigation and all reasonable attorneys' fees), to which the Company or any such director, officer or controlling person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such Registration Statement, or any related preliminary prospectus, final prospectus or amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in such Registration Statement, preliminary prospectus, final prospectus or amendment or supplement thereto in reliance upon, and in conformity with, written information furnished to the Company by the Warrantholder or such holder of Warrant Shares specifically for use in the preparation thereof. This indemnity agreement will be in addition to any liability that the Warrantholder or such holder of Warrant Shares may otherwise have.

                 12.3 Notice. Promptly after receipt by an indemnified party under this Section 12 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 12, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve him, her or it from any liability that he, she or it may have to any indemnified party otherwise than under this Section
12. In case any such action is brought against any indemnified party, and he, she or it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that he, she or it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to him, her or it and/or other indemnified parties that are different from or in addition to those available to the indemnifying party that poses a conflict of interest for such counsel, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of the indemnifying party's election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 12 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one (1) separate counsel (together with appropriate local counsel) approved by the indemnifying party representing all the indemnified parties under Sections 12.1 or 12.2 hereof who are parties to such action);
(ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action; or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. In no event shall any indemnifying party be liable in respect of any amounts paid in settlement of any action unless the indemnifying party shall have approved the terms of such settlement; provided, however, that such consent shall not be unreasonably withheld. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnification could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such indemnification.

         13. CONTRIBUTION. In order to provide for just and equitable contribution under the 1933 Act in any case in which (i) the Warrantholder or any holder of Warrant Shares or controlling person makes a claim for indemnification pursuant to Section 12 hereof but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that the express provisions of Section 12 hereof provide for indemnification in such case; or (ii) contribution under the 1933 Act may be required on the part of the Warrantholder or any holder of Warrant Shares or controlling person, then the Company and the Warrantholder or any such holder of the Warrant Shares or controlling person shall contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (which shall, for all purposes of this Agreement, include, but not be limited to, all costs of defense and investigation and all attorneys' fees), in either such case (after contribution from others) on the basis of relative fault as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, on the one hand, or the Warrantholder or a holder of Warrant Shares or a controlling person, on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and such holders of such securities and such controlling persons agree that it would not be just and equitable if contribution pursuant to this Section 13 were determined by pro rata allocation or by any other method that does not take account of the equitable considerations referred to in this Section 13. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this

Section 13 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

         14. NOTICES. Any notice pursuant to this Agreement by the Company or by the Warrantholder or a holder of Warrant Shares shall be in writing and shall be deemed to have been duly given if delivered or mailed by certified or registered mail, return receipt requested:

                 14.1 Warrantholder. If to the Warrantholder or a holder of Warrant Shares, addressed to Cruttenden Roth Incorporated, 18301 Von Karman, Suite 100, Irvine, California, 92715, Attention: Corporate Finance Department.

                 14.2 The Company. If to the Company, addressed to it at 3516 Centre Circle Drive, Fort Mill, South Carolina 29715, Attention:
President.

Each party may from time to time change the address to which notices to it are to be delivered or mailed hereunder by notice in accordance herewith to the other party.

         15. SUCCESSORS. All the covenants and provisions of this Agreement by or for the benefit of the Company, the Warrantholder, or the holders of Warrant Shares shall bind and inure to the benefit of their respective successors and permitted assigns hereunder.

         16. MERGER OR CONSOLIDATION OF THE COMPANY. The Company may merge or consolidate with or into any other corporation or company or sell all or substantially all of its property or assets to another corporation; provided, however, that the provisions of Section 8.4 hereof are complied with.

         17. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All statements contained in any schedule, exhibit, certificate or other instrument delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated by this Agreement, shall be deemed to be representations and warranties hereunder. Notwithstanding any investigations made by or on behalf of the parties to this Agreement, all representations, warranties and agreements made by the parties to this Agreement or pursuant hereto shall survive the execution hereof.

         18. APPLICABLE LAW. This Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be construed in accordance with the laws of said State.

         19. BENEFITS OF THIS AGREEMENT. Nothing in this Agreement shall be construed to give to any person or entity other than the Company, the Warrantholder and the holders of Warrant Shares any legal or equitable right, remedy or claim under this Agreement. This Agreement shall be for the sole and exclusive benefit of the Company, the Warrantholder and the holders of Warrant Shares.

         20. COUNTERPARTS. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

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                                      -13-

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, all as of the day and year first above written.

                                      AMERICAN AIRCARRIERS SUPPORT,
                                      INCORPORATED



                                      By:
                                         ---------------------------------
                                         Name:  Karl F. Brown
                                         Title: President


                                      CRUTTENDEN ROTH INCORPORATED


                                      By:
                                         ---------------------------------
                                         Name:
                                              ----------------------------
                                         Title:
                                               ---------------------------

                                 PURCHASE FORM

                (To be signed only upon exercise of the Warrant)


To American Aircarriers Support, Incorporated:

         The undersigned, the holder of the enclosed Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder, a total of ________________________* shares of the Common Stock of American Aircarriers Support, Incorporated, a Delaware corporation, and herewith makes payment of $__________ therefor, and requests that the certificate or certificates for such shares of Common Stock be issued in the name of and delivered to the undersigned.

DATED:
      -----------------------

                                        ---------------------------------------
                                        (Signature must conform in all respects
                                        to name of holder as specified on
                                        the face of the Warrant)

                                        ---------------------------------------



-----------------

* Insert here the number of shares called for on the face of the Warrant (or, in the case of a partial exercise, the portion thereof as to which the Warrant is being exercised), in either case without making any adjustment for additional Common Stock or any other stock or other securities or property or cash that, pursuant to the adjustment provisions of the Warrant Purchase Agreement, may be deliverable upon exercise.